Exhibit 99.1

News Release
One Centerpointe Drive, Ste. 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release:	April 18, 2019, 6:00 a.m. EDT	Contact:	Justin Roberts, Investor Relations
Jack Isselmann, Media Relations
503-684-7000

Greenbrier to Acquire Manufacturing Business of American Railcar Industries

in Transaction Valued at $400 Million

•	Acquisition delivers on three key tenets of strategy:

•	Strengthens domestic core North American markets,

•	Supports development of a deeper talent pipeline, and

•	Grows the business to a larger scale.

•	Expected adjusted diluted earnings per share accretion to exceed 20% during the first 12 months.

•	Free cash flow accretion expected within the first 12 months and subsequently at least $30 million in annual run-rate synergy opportunities.

•

Following the transaction, Greenbrier will have a larger U.S. railcar manufacturing footprint, adding ARI’s two manufacturing facilities in Arkansas. It will employ more U.S. workers at cost competitive and flexible facilities, with a more efficient delivery model throughout North America, due to lower transportation costs.

•	The combined operations are expected to bring a broader freight railcar portfolio, as well as manufacturing efficiencies and cost savings from vertical integration.

Lake Oswego, Oregon, April 18, 2019 — The Greenbrier Companies, Inc. (NYSE: GBX) (the “Company”) today announced that it has entered into an agreement to acquire the manufacturing business of American Railcar Industries (ARI) from ITE Management LP (ITE) in a transaction valued at $400 million, after adjustments for net tax benefits accruing to the Company, valued at $30 million. The gross purchase price of the manufacturing business totals $430 million. Included in the gross purchase price is $30 million for capital expenditures on railcar lining operations and other facility improvements at ARI. Also included in gross purchase price are convertible notes issued by Greenbrier to ARI in the principal amount of $50 million. The balance of the gross purchase price is cash consideration. Headquartered in St. Charles, Missouri, ARI was acquired by ITE in December 2018.

The acquisition will diversify Greenbrier’s American manufacturing presence, as well as broaden its product offerings with the addition of complementary designs. Greenbrier will acquire two railcar manufacturing facilities in Arkansas and five other operations that provide a range of railcar component and parts supply. These operations build hopper car outlets, tank car valves, axles, castings and railcar running boards, among other ancillary railcar products. Significant manufacturing efficiencies and cost savings are expected from the acquisition, along with a skilled workforce and geographic advantages throughout North America.

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Greenbrier to Acquire Manufacturing Assets of American Railcar Industries. . . (Cont.)	Page 2

“We expect the acquisition to be meaningfully accretive and position Greenbrier for growth in our core manufacturing and engineering business in North America. Cost synergies and economies of scale are expected to benefit our customers, including shippers, leasing companies and North American railroads,” said William A. Furman, Chairman and CEO. “With a broader product portfolio and efficiencies extending from a larger operations base in America, we see this acquisition as a unique opportunity for Greenbrier to extend its position as a global leader in railcar manufacturing, with an increase in our total U.S.-based production and an expansion of our American-based workforce. We are especially pleased to work with ITE on this acquisition, since we already enjoy a strong relationship with them as a valued syndication customer.”

KEY STRATEGIC BENEFITS

The acquisition is expected to:

•	Strengthen core North American product base through complementary and supplementary railcar and component offerings, including vertical supply chain benefits.

•	Enhance production footprint to better serve a geographically diverse customer base.

•

Provide new cost-saving opportunities through use of best practices, increased vertical integration, maximized production runs, improved supply chain efficiencies and lower transportation costs to key markets.

•	Increase railcar offerings with access to vertically integrated parts and components.

•	Broaden the customer base capitalizing on non-overlapping relationships with strategic operating lessors, Class I and short line railroads and shippers.

The transaction is subject to customary regulatory reviews and approvals. After receiving the required approvals, Greenbrier expects the deal to close in calendar 2019.

BofA Merrill Lynch and Goldman Sachs & Co. LLC are serving as financial advisors to Greenbrier.

Conference Call and Investor Information

Greenbrier will host a teleconference to discuss this acquisition. In conjunction with this news release, Greenbrier has posted a supplemental presentation to our website.

Teleconference details are as follows:

•	April 18, 2019

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

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Greenbrier to Acquire Manufacturing Assets of American Railcar Industries. . . (Cont.)	Page 3

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Greenbrier designs, builds and markets freight railcars and marine barges in North America. Greenbrier Europe is an end-to-end freight railcar manufacturing, engineering and repair business with operations in Poland, Romania and Turkey that serves customers across Europe and in the nations of the Gulf Cooperation Council. Greenbrier builds freight railcars and rail castings in Brazil through two separate strategic partnerships. We are a leading provider of freight railcar wheel services, parts, repair, refurbishment and retrofitting services in North America through our wheels, repair & parts business unit. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and related transportation industries in North America. Through unconsolidated joint ventures, we produce industrial and rail castings, tank heads and other components. Greenbrier owns a lease fleet of 10,600 railcars and performs management services for 372,000 railcars. Learn more about Greenbrier at www.gbrx.com.

UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This presentation may contain forward-looking statements, including any statements that are not purely statements of historical fact. Greenbrier uses words such as “affirms,” “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards that are not indicative of Greenbrier’s financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of Greenbrier’s indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; policies and priorities of the federal government regarding international trade, taxation and infrastructure; sovereign risk to contracts, exchange rates or property rights; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, costs or inefficiencies associated with expansion, start-up, or changing of production lines or changes in production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed Greenbrier’s insurance coverage; train derailments or other accidents or claims that could subject Greenbrier to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other

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Greenbrier to Acquire Manufacturing Assets of American Railcar Industries. . . (Cont.)	Page 4

railcar or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in Greenbrier’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018, Greenbrier’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2019, and Greenbrier’s other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, Greenbrier does not assume any obligation to update any forward-looking statements.

Adjusted diluted earnings per share, free cash flow and Adjusted EBITDA are not financial measures under generally accepted accounting principles (GAAP). These metrics are performance measurement tools commonly used by rail companies and Greenbrier. You should not consider these metrics in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because these metrics are not a measure of financial performance under GAAP and are susceptible to varying calculations, the measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted diluted earnings per share excludes the after tax cost of synergies, purchase accounting related amortization, additional GAAP interest expense in excess of the cash interest cost on the convertible notes and the impact associated with other items we do not believe are indicative of our core business or which affect comparability. We believe these assist in comparing our performance across reporting periods.

Free cash flow is defined as Adjusted EBITDA, less capital expenditures, adjusted for net changes in working capital and adjusted for taxes. We believe that free cash flow is supplemental information useful to investors as it is important in evaluating our financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and debt holders to be used for dividends, share repurchases or principal reduction on outstanding debt.

We define Adjusted EBITDA as net earnings (loss) before interest and foreign exchange, income tax expense (benefit), depreciation and amortization, cost of synergies and excluding the impact associated with items we do not believe are indicative of our core business or which affect comparability. We believe the presentation of Adjusted EBITDA provides useful information as it excludes the impact of financing, foreign exchange, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s core business. We believe this assists in comparing our performance across reporting periods.

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